UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Kirby Corporation

(Name of Registrant as Specified In Its Charter)

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KIRBY CORPORATION

Notice of 2009

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 28, 2009

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

March 5, 2009

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2009 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 28, 2009, at 10:00 a.m. (CDT). The meeting will be held at 55 Waugh Drive, 8th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the formal items of business to be conducted at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to elect three Class II directors and ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2009.

In addition to the formal items of business to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

C. Berdon Lawrence
Chairman of the Board

Joseph H. Pyne
President and Chief Executive Officer

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
SOLICITATION OF PROXIES
VOTING
ELECTION OF DIRECTORS (ITEM 1)
THE BOARD OF DIRECTORS
Director Compensation for 2008
TRANSACTIONS WITH RELATED PERSONS
CORPORATE GOVERNANCE
BENEFICIAL OWNERSHIP OF COMMON STOCK
AUDIT COMMITTEE REPORT
RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)
OTHER BUSINESS (ITEM 3)
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

KIRBY CORPORATION
55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 28, 2009
Time:	10:00 a.m. CDT
Place:	55 Waugh Drive 8th Floor Houston, Texas 77007

Items of business to be voted on at the Kirby Corporation 2009 Annual Meeting of Stockholders are as follows:

1. Election of three Class II directors;

2. Ratification of the Audit Committee’s selection of KPMG LLP as Kirby Corporation’s independent registered public accounting firm for 2009; and

3. Consideration of any other business that properly comes before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 2, 2009. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

We have enclosed a copy of Kirby Corporation’s 2008 Annual Report to stockholders with this notice and Proxy Statement.

For the Board of Directors,

Thomas G. Adler
Secretary

March 5, 2009

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at 55 Waugh Drive, 8th Floor, Houston, Texas, on April 28, 2009, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2008, are being mailed to stockholders on or about March 9, 2009.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class II directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009 and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson, Inc. to solicit proxies at an estimated cost of $5,000, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 2, 2009 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 2, 2009, the Company had 53,772,885 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009 and any other matters that may be presented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2009

This Proxy Statement and the Company’s 2008 Annual Report, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), are available electronically at www.edocumentview.com/kex.

The following proposals will be considered at the meeting:

Item 1	—	Election of three Class II directors
Item 2	—	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009

The Board of Directors of the Company unanimously recommends that you vote “FOR” each of the proposals.

ELECTION OF DIRECTORS (ITEM 1)

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. The size of the Board is currently set at ten. Three Class II directors are to be elected at the 2009 Annual Meeting to serve until the Annual Meeting of Stockholders in 2012.

Each nominee named below is currently serving as a director and each has consented to serve for the new term if elected. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

Nominees for Election

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees for election as a director.

Nominees for Election as Class II directors to serve until the Annual Meeting of Stockholders in 2012

Bob G. Gower	Director since 1998
Houston, Texas	Age 71

Mr. Gower is a private investor. He served as President and Chief Executive Officer of Carbon Nanotechnologies, Inc., a technology leader in small-diameter carbon nanotubes, until 2007. Mr. Gower serves as Chairman of the Audit Committee, is a member of the Executive Committee and Compensation Committee, and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors.

Monte J. Miller	Director since 2006
Durango, Colorado	Age 65

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Compensation Committee.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 61

Mr. Pyne is the President and Chief Executive Officer of the Company. He serves as a member of the Executive Committee.

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2010

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 59

Mr. Day is Chairman of Teekay Corporation, a foreign flag tank vessel owner and operator. He serves as Chairman of the Governance Committee and is a member of the Compensation Committee. He is also Chairman of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., Chairman of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., Chairman of Teekay Tankers Ltd. and Chairman of Compass Diversified Holdings.

William M. Lamont, Jr.	Director since 1979
Dallas, Texas	Age 60

Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive Committee and Governance Committee.

C. Berdon Lawrence	Director since 1999
Houston, Texas	Age 66

Mr. Lawrence has served as Chairman of the Board of the Company since 1999. He was the founder and former President of Hollywood Marine, Inc. (“Hollywood”), an inland tank barge company acquired by the Company in 1999. Mr. Lawrence serves as Chairman of the Executive Committee.

Continuing Class I directors, serving until the Annual Meeting of Stockholders in 2011

James R. Clark	Director since 2008
Fort Worth, Texas	Age 58

Mr. Clark served as President and Chief Operating Officer of Baker Hughes Incorporated (“Baker Hughes”) from 2004 until his retirement in January 2008. From 2003 to 2004, he served as Vice President, Marketing and Technology of Baker Hughes, and from 2001 to 2003, he served as President of Baker Petrolite Corporation, a subsidiary of Baker Hughes. He serves as a member of the Governance Committee. Mr. Clark is also a director of Teekay Corporation and ENSCO International Incorporated.

David L. Lemmon	Director since 2006
Las Vegas, Nevada	Age 66

Mr. Lemmon is a private investor. He served as President and Chief Executive Officer of Colonial Pipeline Company, an interstate common carrier of refined liquid petroleum products, from 1997 to 2006. He serves as a member of the Audit Committee. Mr. Lemmon is also a director of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., and Deltic Timber Corporation.

George A. Peterkin, Jr.	Director since 1973
Houston, Texas	Age 81

Mr. Peterkin is a private investor. He has served as Chairman Emeritus of the Board of the Company since 1999 and served as Chairman of the Board of the Company from 1995 to 1999. He served as President of the Company from 1973 to 1995 and serves as a member of the Audit Committee and Executive Committee.

Richard R. Stewart	Director since 2008
Houston, Texas	Age 59

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in December 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc., including Group President and member of the Board of Directors. He serves as a member of the Audit Committee. Mr. Stewart is also a director of Eagle Materials Inc.

Except as noted, each of the nominees for director and each of the continuing directors has been engaged in his principal occupation for more than the past five years.

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

James R. Clark	David L. Lemmon
C. Sean Day	Monte J. Miller
Bob G. Gower	George A. Peterkin, Jr.
William M. Lamont, Jr.	Richard R. Stewart

In addition, the Board previously determined that two relationships between the Company and Walter E. Johnson, a director of the Company until April 2008, were not material and that Mr. Johnson was also independent. The two relationships, described under “Transactions with Related Persons,” are Mr. Johnson’s ownership of a 25% interest in a limited partnership that owns one of 914 barges operated by the Company and Mr. Johnson’s position as Chairman of the Board of Amegy Bank, N.A. (“Amegy Bank”), which has a 6% participation in the Company’s revolving credit facility. The Board determined that distributions to Mr. Johnson from the barge partnership were not material to him and that Mr. Johnson’s interest in the partnership was not taken into account by the Company in making decisions with respect to the deployment of its barge fleet. The Board also considered that Amegy Bank has the smallest participation of the banks in the Company’s revolving credit facility and that the annual payments of interest and fees from the Company to Amegy Bank were not material to either company.

Board Committees

The Board has established four standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below. The fourth committee, the Executive Committee, may exercise all of the power and authority of the Board in the management of the business and affairs of the Company when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board, to amend the Bylaws of the Company and to fill vacancies in the membership of the Executive Committee.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Bob G. Gower (Chairman) David L. Lemmon
• Select the independent auditors for the Company	George A. Peterkin, Jr.
• Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors	Richard R. Stewart
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in NYSE rules. In addition, all of the members of the Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Determine the compensation of executive officers of the Company	William M. Lamont, Jr. (Chairman)
• Administer the Company’s annual incentive bonus program	C. Sean Day
• Administer the Company’s stock option, restricted stock and incentive plans and grant stock options, restricted stock and performance awards under such plans	Bob G. Gower Monte J. Miller

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Perform the function of a nominating committee in recommending candidates for election to the Board	C. Sean Day (Chairman) James R. Clark
• Review all related party transactions	William M. Lamont, Jr.
• Oversee the operation and effectiveness of the Board

The Governance Committee will consider director candidates recommended by stockholders. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance. In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2008, the Board met seven times, the Audit Committee met eight times, the Compensation Committee met seven times and the Governance Committee met four times. Each incumbent director attended at least 80% of the aggregate number of meetings of the Board and committees on which he served. All directors attended the 2008 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their services on the Board or Board committees. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of similar companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $24,000, a fee of $1,250 for each Board meeting and a fee of $3,000 for each Committee meeting attended. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Compensation and Governance Committee Chairmen receive an additional $10,000 retainer per year, the Audit Committee Chairman receives an additional $15,000 retainer per year and the presiding director at executive sessions of the non-management directors receives an additional $5,000 retainer per year. Directors are reimbursed for reasonable expenses incurred in attending meetings.

In addition to the fees provided to the directors described above, the Company has a nonemployee director stock option plan under which nonemployee directors are granted stock options and restricted stock awards. The Company’s 2000 Nonemployee Director Stock Option Plan (the “2000 Director Plan”) provides for the automatic grant to nonemployee directors of stock options for 10,000 shares of common stock on the date of first election as a director and stock options for 6,000 shares and 1,000 shares of restricted stock immediately after each annual meeting of stockholders. In addition, the 2000 Director Plan provides for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the 2000 Director Plan is the fair market value per share of the Company’s common stock on the date of grant. The options granted on first election as a director vest immediately. The options granted and restricted stock issued immediately after each annual meeting of stockholders vest six months after the date of grant or issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

In 2008, the Board established stock ownership guidelines for officers and directors of the Company. The guidelines were effective January 1, 2009 and nonemployee directors must be in compliance within five years after the adoption of the guidelines or five years after first election as a director, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2008:

Director Compensation for 2008

	Fees Earned
Name	or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total

James R. Clark	$32,000	$55,998	$357,600	$445,598
C. Sean Day	63,750	85,002	134,100	282,852
Bob G. Gower	76,750	63,204	155,862	295,816
Walter E. Johnson(3)	12,750	—	—	12,750
William M. Lamont, Jr.	78,750	55,998	134,100	268,848
David L. Lemmon	59,750	55,998	134,100	249,848
Monte J. Miller	32,750	85,002	134,100	251,852
George A. Peterkin, Jr.	35,750	85,002	134,100	254,852
Richard R. Stewart	35,000	55,998	357,600	448,598

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost recognized by the Company in 2008 related to restricted stock awards and stock option grants to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”). For a discussion of valuation assumptions, see Note 7, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008.

(2)	Each director was granted 1,000 shares of restricted stock on April 22, 2008 at a value of $56.00 per share. Each director was granted stock options for 6,000 shares on April 22, 2008 at an exercise price of $55.49 per share. Mr. Day, Mr. Miller and Mr. Peterkin were granted 519 shares of restricted stock on April 22, 2008 at a value of $56.00, as they elected to receive their annual director fee in the form of restricted stock awards. Mr. Gower was granted stock options for 1,298 shares on April 22, 2008 at an exercise price of $55.49 per share as he elected to receive his annual director fee in the form of stock options. The following table shows the aggregate number of shares of restricted stock and stock options outstanding for each director as of December 31, 2008, as well as the grant date fair value of restricted stock and stock option grants made during 2008:

	Aggregate Shares	Aggregate	Grant Date
	of Restricted Stock	Stock Options	Fair Value of
	Outstanding	Outstanding	Restricted Stock and
	as of	as of	Stock Options
Name	December 31, 2008	December 31, 2008	Awarded during 2008

James R. Clark	—	16,000	$413,598
C. Sean Day	130	73,068	219,162
Bob G. Gower	—	19,298	219,108
Walter E. Johnson(3)	—	12,000	—
William M. Lamont, Jr.	—	54,000	190,098
David L. Lemmon	—	28,000	190,098
Monte J. Miller	130	29,988	219,162
George A. Peterkin, Jr.	130	61,218	219,162
Richard R. Stewart	—	16,000	413,598

(3)	Mr. Johnson retired from the Board on April 22, 2008.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

During 2008, the Company and its subsidiaries paid L3 Partners, LLC (“L3P”), a company owned by C. Berdon Lawrence, the Chairman of the Board of the Company, $260,000 for air transportation services provided by L3P. Such services were in the ordinary course of business of the Company and L3P. The Company anticipates that similar services will be rendered in 2009.

The Company is a 50% member of The Hollywood Camp, L.L.C. (“The Hollywood Camp”), a company that owns and operates a hunting and fishing facility used by the Company and L3P, which is also a 50% member. The Company uses The Hollywood Camp primarily for customer entertainment. L3P acts as manager of The Hollywood Camp. The Hollywood Camp allocates lease and lodging expenses to the owners based on their usage of the facilities. During 2008, the Company paid $2,129,000 to The Hollywood Camp for its share of facility expenses. The Company anticipates that similar costs will be incurred in 2009.

During 2008, the Company and its subsidiaries paid 55 Waugh, LP, a partnership owned 60% by Mr. Lawrence and his family, $1,432,000 for the rental of office space in a building owned by 55 Waugh, LP. The Company’s headquarters are located in the building under a lease that was signed in 2005, prior to the purchase of the building by 55 Waugh, LP, and expires at the end of 2015. The aggregate amount of rent due from January 1, 2008 to the end of the lease term on December 31, 2015 is approximately $9,938,000.

Mark C. Lawrence, the son of Mr. Lawrence, was the Vice President and General Manager of the Logistics Management Division of Kirby Inland Marine, LP until his resignation on February 15, 2008. In 2008, Mark Lawrence earned direct compensation of $116,410 and received $9,992 for an automobile allowance, group life insurance, accrued and unused vacation pay and contributions under the Company’s employee benefit plans. In 2008, Mark Lawrence received $21,592 from the Company for the 2007 contribution under its profit sharing plan. He also received income in 2008 of $55,965 from the vesting of restricted stock.

Walter E. Johnson, a director of the Company until April 22, 2008, is a 25% limited partner in a limited partnership that owns one barge operated by a subsidiary of the Company, which owns the other 75% interest in the partnership. The partnership was entered into on October 1, 1974. In 2008, Mr. Johnson received $45,000 in distributions from the partnership. The distributions were proportionate to his interest in the partnership and were made in the ordinary course of business of the partnership.

Mr. Johnson is Chairman of the Board of Amegy Bank, which has a 6% participation in the Company’s revolving credit facility. The Company had borrowings of $46,000,000 outstanding under the revolving credit facility as of December 31, 2008, of which Amegy Bank’s participation was $2,760,000. The revolving credit facility includes a $25,000,000 commitment which may be used for standby letters of credit and, as of December 31, 2008, outstanding letters of credit were $1,294,000, of which Amegy Bank’s participation was $78,000. Amegy Bank was paid $170,000 in interest and fees in 2008 related to its participation in the revolving credit facility. Amegy Bank is one of eight lenders under the revolving credit facility, which was consummated in the ordinary course of business of the Company.

The husband of Amy D. Husted, Vice President — Legal of the Company, is a partner in the law firm of Strasburger & Price, LLP. In 2008, the Company paid the law firm $281,000 for legal services in connection with matters in the ordinary course of business of the Company.

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Web Site Disclosures

The following documents and information are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance and are available in print to any stockholder on request to the Vice President — Investor Relations, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 2, 2009. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	Shares of Common Stock
	Beneficially Owned on March 2, 2009						Percent of
					Right to		Common
	Direct(1)		Indirect		Acquire(2)	Total	Stock(3)

DIRECTORS
James R. Clark	1,000		—		16,000	17,000
C. Sean Day	2,500		14,883(4)		70,068	87,451
Bob G. Gower	40,922		—		19,298	60,220
William M. Lamont, Jr.	32,284	(5)	—		54,000	86,284
C. Berdon Lawrence	914,429		234,227	(6)	65,454	1,214,110	2.3%
David L. Lemmon	3,000		—		28,000	31,000
Monte J. Miller	4,301		—		29,988	34,289
George A. Peterkin, Jr.	211,540	(7)	59,040	(8)	61,218	331,798
Joseph H. Pyne	385,695		—		59,839	445,534
Richard R. Stewart	1,000		—		16,000	17,000
NAMED EXECUTIVES
Norman W. Nolen	55,027		—		28,903	83,930
Dorman L. Strahan	43,007		—		12,659	55,666
Steven P. Valerius	64,060	(9)	—		32,994	97,054
Directors and Executive Officers as a group (19 in number)	1,881,950		308,150		523,020	2,713,120	5.0%

(1)	Shares owned as of March 2, 2009 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 2, 2009.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Shares owned by a grantor retained annuity trust for the benefit of Mr. Day and another family trust. Mr. Day’s wife is the trustee of the grantor retained annuity trust.

(5)	Does not include 529,270 shares owned by Mr. Lamont’s wife, or 740,342 shares owned by trusts of which Mr. Lamont’s wife is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 1,269,612 shares.

(6)	Owned by a limited partnership of which entities wholly owned by Mr. Lawrence and his wife are the general partners, and of which Mr. Lawrence’s children and three trusts for his children are the limited partners.

(7)	Does not include 8,000 shares owned by Mr. Peterkin’s wife. Mr. Peterkin disclaims beneficial ownership of those shares.

(8)	Shares owned by trusts of which Mr. Peterkin is trustee, the beneficiaries of which are relatives of his or his wife’s. Mr. Peterkin disclaims beneficial ownership of these shares.

(9)	Does not include 28,549 shares owned by Mr. Valerius’ wife. Mr. Valerius disclaims beneficial ownership of those shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

	Number of Shares		Percent
Name and Address	Beneficially Owned		of Class(1)

Barclays Global Investors, NA	5,715,139	(2)	10.63%
45 Fremont Street, 17th Floor San Francisco, California 94105
Select Equity Group, Inc. and Select Offshore Advisors, LLC	4,280,980	(3)	7.96%
380 Lafayette Street, 6th Floor New York, New York 10003
PRIMECAP Management Company	3,268,544	(4)	6.08%
225 South Lake Avenue, Suite 400 Pasadena, California 91101
Harris Associates, Inc.	2,786,450	(5)	5.18%
Two North LaSalle Street, Suite 500 Chicago, Illinois 60602-3790

(1)	Based on the Company’s outstanding shares of common stock on March 2, 2009.

(2)	Based on Schedule 13G, dated February 6, 2009, filed by Barclays Global Investors, NA with the SEC.

(3)	Based on Schedule 13G, dated February 17, 2009, filed by Select Offshore Advisors, LLC and Select Equity Group, Inc. with the SEC.

(4)	Based on Schedule 13G, dated February 5, 2009, filed by PRIMECAP Management Company with the SEC.

(5)	Based on Schedule 13G, dated February 11, 2009, filed by Harris Associates L.P. and Harris Associates, Inc. with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2008, except that a transfer of interests in a family partnership by Mr. Lawrence to his children in 2006 was reported in January 2009 and one report covering a restricted stock award for Gregory R. Binion, President of Kirby Inland Marine, LP, was filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee of the Board of Directors of the Company has the authority and responsibility to (1) determine the salaries for executive officers of the Company, (2) administer the Company’s annual incentive bonus program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options and other awards under the plans (except those plans under which grants are automatic) and (4) review and make recommendations to the Board of Directors with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. The Compensation Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant NYSE standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer and the Chairman of the Board. The Committee will usually, but not always, follow those recommendations in setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Committee considers input from the Chairman of the Board in determining the compensation of the Chief Executive Officer, but undertakes a more thorough evaluation of the individual performance of the Chief Executive Officer prior to setting his compensation than it does for the other executive officers. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2008.

Compensation Consultant

For 2008, the Compensation Committee engaged Towers Perrin, a compensation consulting firm (the “Consultant”), to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Compensation Committee to:

•	perform a marketplace compensation analysis for senior executives;

•	perform a wealth-accumulation analysis for senior executives based on the Company’s long-term incentive compensation and retirement programs; and

•	update the Committee on current and anticipated trends in executive compensation.

Overview

The Company’s “named executive officers” are the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers for 2008, consisting of Joseph H. Pyne, President and Chief Executive Officer of the Company, Norman W. Nolen, Executive Vice President and Chief Financial Officer of the Company, C. Berdon Lawrence, Chairman of the Board of the Company, Steven P. Valerius, Executive Vice President and Chief Administrative Officer of the Company, and Dorman L. Strahan, President of the Company’s diesel engine services subsidiaries. Compensation of the named executive officers is based primarily on three elements: (1) base salary, (2) annual incentive bonus and (3) long-term incentives, including stock options, restricted stock and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations and to tie annual incentives and long-term incentives to corporate performance and a return to the Company’s stockholders.

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to achieve consistent performance over time; and

•	to achieve performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•	performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

In determining the compensation of the named executive officers, the Compensation Committee considered all elements of total compensation, including salary, bonus, equity-based and other long-term incentive compensation and projected payouts under the Company’s retirement plans. The Compensation Committee also relied in part on the marketplace analysis prepared by the Consultant to determine that the Committee’s compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for companies of similar size and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in determining whether the compensation awarded to each named executive officer bears a reasonable relationship to the compensation awarded to the other named executive officers. From that foundation, the Committee refined the individual compensation decisions based on a number of factors, including such factors as the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

The Company also provides certain perquisites and other personal benefits to its named executive officers. Except for accelerated vesting of outstanding stock options, restricted stock and performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change-in-control events. The Company has no employment agreements with any of its executive officers.

Elements of Compensation

Salary

The Compensation Committee attempts to set base salaries for the named executive officers at approximately the median for similar companies. The Committee and management believe that the Company is the leader in its industry and that its employees are frequently targeted by its competitors. Therefore the Committee attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

For 2008, the Compensation Committee retained the Consultant to advise the Committee on executive compensation issues. The Consultant selected a peer group of similar companies and determined that, based on information available at the beginning of 2008, the Company’s salaries for its top executive officers averaged approximately 92% of the median for the peer group, although the base salaries of Mr. Pyne, the Company’s Chief Executive Officer, and Mr. Nolen, the Company’s Chief Financial Officer were below the 25th percentile. In setting the Company’s overall salary budget for 2008, management and the Compensation Committee considered the Company’s performance in 2007 on financial, operational and strategic levels, as well as independent survey information from sources other than the Consultant that projected 3.7-4.0% increases in salary budgets for 2008 for all categories of employees at a broad range of companies, and increased the 2008 salary budget, which included both merit and promotional salary increases, for all shore-based employees by 4.5% over 2007. Salary increases for the named executive officers for 2008 were in the 4-5% range, except that Mr. Pyne’s salary was increased by 10.5% and Mr. Nolen’s salary was increased by 20.8% over the previous year, in both cases because the Committee concluded that their base salaries were below competitive levels.

Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, the Compensation Committee attempts to set bonus targets at a level such that, with a positive performance by an executive officer and a certain level of performance by the Company, the total cash compensation for the executive officer will be above the median total cash compensation for similar corporations and positions. Based on the market analysis provided to the Committee by the Consultant, the Committee determined that the 2008 salaries for the executive officers would be within or below the median range for companies of similar size, while the target total cash compensation, including incentive compensation, would be within or above the median range, which is consistent with the Company’s compensation philosophy. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described in the next paragraph. The annual incentive bonus constitutes a significant portion of direct cash compensation (salary plus bonus) and can vary significantly from year to year depending on the Company’s achievement of those performance measures.

The Company’s annual incentive plan is based on the achievement of three equally weighted performance measures by each of the Company’s four business groups — inland marine transportation, diesel engine services, offshore marine transportation and container-on-barge service — and by the Company as a whole. The three performance measures are EBITDA (net earnings before interest expense, taxes on income, depreciation and amortization), return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (i) net earnings, (ii) depreciation and amortization, (iii) interest expense and (iv) provision for taxes on income. Return on total capital for the year is calculated by dividing (i) earnings before taxes on income plus interest expense by (ii) the average of stockholders’ equity plus long-term debt for the year.

Performance under the annual incentive plan is measured on a calendar year basis. At the beginning of each year, objectives are established for each of the three performance measures for the year, based on the budget for the year that is prepared by management and approved by the Board of Directors. For 2008, the target and actual performance measures for the Company were:

	Target		Actual

EBITDA	$338	million	$360	million
Return on total capital	22.2%		23.8%
Earnings per share	$2.61		$2.91

The actual numbers include the effect of a $6 million increase in the Company’s reserve for doubtful accounts in the fourth quarter due to the financial condition of certain customers. However, in determining the payouts under the plan, the Committee excluded the effect of the increase in the reserve for doubtful accounts.

In administering the annual incentive plan, the Compensation Committee establishes a target bonus expressed as a percentage of base salary for each participant. The Committee also establishes a range of possible bonuses, with no bonus earned unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target bonus if 120% of the target performance is achieved. Bonuses for employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Bonuses for the heads of the Company’s business groups are based 50% on the performance of the business group and 50% on overall Company performance. Bonuses for all other employees in a business group are based 70% on the performance of the business group and 30% on Company performance.

For 2008, the Compensation Committee set the target bonuses for the named executive officers at the following percentages of base salary: Joseph H. Pyne (90%), C. Berdon Lawrence (90%), Steven P. Valerius (70%), Norman W. Nolen (70%) and Dorman L. Strahan (70%). The target bonuses as a percentage of base salary were established at their current levels in 2000, based on the recommendation of a different executive compensation consulting firm that advised the Company on the design of the plan. Since then, the Committee has generally been satisfied that the annual incentive compensation awards produced by the plan have been reasonable in amount and have correlated with the performance of the Company and its business groups and has therefore not changed the target percentages for the named executive officers. Payouts under the annual incentive plan for 2008 were 153.9% of the target bonus for Messrs. Pyne, Lawrence and Nolen (employees of the parent Company), 161.5% of the target bonus for Mr. Valerius, the President of the Company’s principal inland marine transportation subsidiary for part of the year and an employee of the parent Company for part of the year, and 138.9% of the target bonus for Mr. Strahan, the President of the Company’s diesel engine services subsidiaries.

The annual incentive plan also provides that each participant’s total potential bonus under the plan may be decreased by up to 25% based on a discretionary assessment of individual performance for the year. The Compensation Committee awarded the full plan bonus for 2008 to each named executive officer after determining that the performance of each of the officers met expectations for the year. That determination for the Chief Executive Officer was based on the performance evaluation of the Chief Executive Officer conducted by the Board of Directors under the guidance of the Governance Committee and the Company’s success in achieving its financial, operational and strategic goals for the year. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Compensation Committee’s objective for long-term incentive compensation for executive officers is generally to fall between the 50th and 75th percentiles in long-term incentive compensation of similar corporations and positions. In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are stock options, restricted stock and performance awards. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company. That is, regular annual awards at approximately consistent levels are an appropriate component of annual compensation. Bonuses under the Company’s annual incentive plan vary with the Company’s achievement of the annual performance targets. The bonus therefore supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the ultimate value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of those awards with the interests of the Company’s stockholders.

In 2008, the Compensation Committee granted nonqualified stock options covering 114,095 shares of common stock and 50,032 shares of restricted stock to the named executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five years. The restricted stock vests in equal increments over five years. In deciding on the number of options and shares of restricted stock to award to executive officers other than the four named in the discussion of the long-term incentive compensation program below, the Committee does generally consider the performance of the Company, the performance of the officer, information from an executive compensation consultant about the level of long-term equity-based incentive compensation awards made by similar companies, the Company’s option overhang (considering both outstanding options and shares remaining available to be granted under the Company’s plans) and recommendations from the Chief Executive Officer. Those factors are not weighted in any specific manner and the resulting awards are therefore to some extent subjective.

In 2002, the Board of Directors of the Company instituted a long-term incentive compensation program for selected senior executives, to be administered by the Compensation Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles when compared to companies or business units of similar size. Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Compensation Committee.

For 2008, the Compensation Committee determined that the executives who would receive awards under the long-term incentive compensation program would be Mr. Pyne, Mr. Nolen, Mr. Valerius and Mr. Strahan, that the target value of the awards would be $3,000,000 for Mr. Pyne, $739,000 for Mr. Valerius, $660,000 for Mr. Nolen and $305,000 for Mr. Strahan, and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and 40% in the form of performance awards. The options vest over a three-year period and the restricted stock vests over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2008. The target amounts for the performance awards established for the four executive officers were $1,200,000 for Mr. Pyne, $295,600 for Mr. Valerius, $264,000 for Mr. Nolen and $122,000 for Mr. Strahan. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and advice and recommendations on the form of awards provided by the Consultant to the Compensation Committee. Based on information provided by the Consultant, the target values of the awards were above the 75th percentile when compared to long-term incentive compensation awards made by similar companies. The Committee decided that awards above the Committee’s long-term objective were justified in 2008 because of the Company’s sustained financial and strategic performance over a period of years.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits ($230,000 per annum for 2008). In 2008, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 60 executive and management employees, payment of the cost of club memberships that are used for both business and personal purposes and the payment of a portion of the cost of financial planning services provided to four of the named executive officers during 2008. The Compensation Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Chief Executive Officer

The Compensation Committee set the 2008 base salary for Joseph H. Pyne, the Company’s Chief Executive Officer, at $680,000, representing a 10.5% increase over 2007. The Chief Executive Officer’s base salary was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. In setting the compensation of the Chief Executive Officer, the Committee also considers the Company’s success in achieving the financial, operational and strategic corporate goals established for each year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board of Directors under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. Finally, the marketplace compensation analysis by the Consultant to the Committee indicated that Mr. Pyne’s base salary was below the 25th percentile for comparable positions in the peer group of similar companies selected by the Consultant and the salary increase for 2008 was intended to bring him closer to the median. The $2,563,466 in non-equity incentive plan compensation shown for Mr. Pyne in the Summary Compensation Table consisted of (1) $941,868 determined under the annual incentive plan described above and (2) a $1,621,598 payment earned by Mr. Pyne for the 2006-2008 performance period under a performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Compensation Committee when the award was made at the beginning of 2006, with the one variation relating to the $6 million increase in the Company’s reserve for doubtful accounts discussed under “Annual Incentive Compensation” above.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the three other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee does take steps to qualify compensation for deductibility to the extent practical, but may award compensation that is not deductible when such an award would be in the Company’s best interests.

Timing of Compensation Decisions

The Compensation Committee generally makes executive compensation decisions in January of each year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date after the earnings release, in which case the later date is considered the date of grant.

Benchmarking

Where the Compensation Committee has used benchmarking against similar companies in determining particular elements of executive compensation, that information has been provided by the Consultant. Marketplace analysis developed by the Consultant has been based on a broad group of 145 general industry companies with annual revenues similar to those of the Company or, where applicable, a particular segment of the Company’s business. The companies represent a wide range of industries because of the difficulty in establishing a peer group of companies for the Company. There are few publicly traded transportation companies of similar size to the Company and none with a similar service mix. In addition, a number of marine transportation companies are limited partnerships or subsidiaries of larger corporations, making comparisons difficult and resulting in the need to consider an expanded universe of companies for comparisons.

The peer group used by the Consultant for the information provided to the Committee in connection with its compensation decisions for 2008 included the following companies, each of which had annual revenues of $3 billion or less at the time the Consultant selected the peer group:

A.O. Smith	Cooper Tire & Rubber	IDEX	Powerwave Technologies
A.T. Cross	Crown Castle	Insituform Technologies	Proquest
Advanced Medical Optics	Covance	InterContinental Hotels Group*	Purdue Pharma
Aerojet*	Cubic	International Flavors & Fragrances	Quintiles
Alexander & Baldwin	Dade Behring	International Game Technology	Respironics
Allergan	Dentsply	Invitrogen	Rich Products
American Greetings	Discovery Communications	Iron Mountain	RISO*
Amplifon USA*	Dollar Thrifty Automotive Group	Irving Oil*	Scotts Miracle-Gro
Angiotech Phamaceuticals	Donaldson	J.M. Smucker	SENCORP
Ann Taylor Stores	Dow Jones	J.R. Simplot	Sensata Technologies
APAC Customer Service	Dynea USA*	Jack in the Box	Sirius Satellite Radio
Applera	EDO	Kaman Industrial Technologies*	Sports Authority
Appleton Papers	eFunds	Kennametal	St. Joe Company
Arctic Cat	Equifax	King Pharmaceuticals	Steelcase
Armstrong World Industries	Essilor of America*	Level 3 Communications	Tektronix
Arysta LifeScience North America*	Experian Americas*	Louisiana-Pacific	TeleTech Holdings
Bar Laboratories	FANUC Robotica Americal*	Magellan Midstream Partners	Terra Industries
Beckman Coulter	Fleetwood Enterprises	Makino*	Thomas & Betts
BIC	Forest Laboratories	Martin Marietta Materials	Tiffany
Bob Evans Farms	G&K Services	Mary Kay	Toro
Bracco Diagnostics*	GATX	MDS Pharma Services*	Trinity Industries
Brady	Genzyme	Media General	Tupperware
Burger King	Getty Images	Medimmune	UCB*
Callaway Golf	Gilead Sciences	Milacron	Valmont Industries
Carestream Health	Global Crossing	Millennium Pharmaceuticals	Viad
Carpenter Technology	GTECH	Millipore	Vistar
Celgene	H Enterprises International	MSC Industrial Direct	Vulcan Materials
Cephalon	H.B. Fuller	National Semiconductor	W.R. Grace
Ceridian	Harman International Industries	New York Times	Watson Pharmaceuticals
Chesapeake	Harsco	Norcal Waste Systems	Wayne Farms*
Cincinnati Bell	Hasbro	Omnova Solutions	Wendy’s International
Clarke American Checks*	Hayes-Lemmerz	Parsons	Westinghouse Savannah River*
COACH	Hercules	PerkinElmer	Winnebago Industries
Combe	High Liner Foods USA*	Pharmion
Comfort Systems USA	HNI	Plexus
Connell	HNTB	Plum Creek Timber
Constar International	Hospira	PolyOne

*	Subsidiary

Stock Ownership Guidelines

In 2008, the Board of Directors of the Company established stock ownership guidelines for executive officers and directors of the Company and its subsidiaries. The guidelines were effective January 1, 2009 and executive officers must be in compliance within five years after the adoption of the guidelines or five years after becoming an executive officer, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times his base salary. For the other named executive officers, the requirement is three times base salary. The Governance Committee of the Board of Directors will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board of Directors.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William M. Lamont, Jr., Chairman
C. Sean Day
Bob G. Gower
Monte J. Miller

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are, and during 2008 were, Mr. Lamont, Mr. Day, Mr. Gower and Mr. Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2008, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Summary Compensation Table

						Change in
						Pension Value and
						Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position		Salary	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total

Joseph H. Pyne	2008	$680,000	$1,042,853	$621,576	$2,563,466	$33,293	$37,668	$4,978,856
President, Director and	2007	615,600	894,208	557,407	2,169,513	11,082	36,919	4,284,729
Chief Executive Officer	2006	590,600	707,569	436,334	1,418,007	15,391	136,655	3,304,556
Norman W. Nolen	2008	350,000	239,673	139,785	701,711	—	28,597	1,459,766
Executive Vice President	2007	289,700	216,468	129,906	640,375	—	25,689	1,302,138
and Chief Financial Officer	2006	278,500	180,645	110,995	482,404	—	80,535	1,133,079
C. Berdon Lawrence	2008	495,000	379,813	516,465	685,625	75,252	31,060	2,183,215
Chairman of the Board	2007	471,900	274,048	476,481	651,080	36,036	29,837	1,939,382
	2006	451,900	170,450	483,553	588,103	30,540	100,895	1,825,441
Steven P. Valerius	2008	361,600	266,072	159,023	798,168	21,780	26,474	1,633,117
Executive Vice	2007	347,700	238,552	148,510	768,067	—	34,089	1,536,918
President and Chief Administrative Officer	2006	334,300	198,059	124,673	584,333	4,645	72,869	1,318,879
Dorman L. Strahan	2008	248,800	85,777	46,061	324,775	—	25,874	731,287
President of Kirby	2007	239,200	69,489	35,263	348,727	—	33,260	725,939
Engine Systems, Inc.	2006	211,275	48,667	29,115	293,726	—	57,626	640,409

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost recognized by the Company related to restricted stock awards and option grants to the named executive officers, computed in accordance with SFAS No. 123R. For a discussion of valuation assumptions, see Note 7, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008. The actual number of stock awards and options granted in 2008 is shown in the “Grants of Plan Based Awards During 2008” table.

(2)	Amounts include payments under the Company’s annual incentive plan and payments pursuant to three-year performance awards. Both the annual incentive plan and the performance awards are described in more detail in the “Compensation Discussion and Analysis” above.

(3)	The amounts for Mr. Pyne reflect the aggregate change during 2008, 2007 and 2006 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP. The amounts for Mr. Lawrence reflect the change in the present value of his accumulated benefits during 2008, 2007 and 2006 under the Kirby Pension Plan. The amounts for Mr. Valerius in 2006 and 2008 reflect the change in present value of accumulated benefits during 2006 and 2008 from the Kirby Pension Plan and an unfunded defined benefit executive retirement plan (“SERP”) that was assumed in the Company’s acquisition of Hollywood in 1999. Mr. Valerius’ December 31, 2007 pension value dropped by $3,899 when compared with his December 31, 2006 pension value primarily due to an increase in the discount rate assumption from 5.7% to 6.1%. The change in pension value of $3,899 represents a drop in the Kirby Pension Plan benefit of $1,402 and a drop in the SERP benefit of $2,497. Since Mr. Lawrence is past the actuarial normal retirement date, an actuarial increase from the normal retirement age of 65 to his current age has been reflected in a annuity payable increase from $6,436 per month to $7,345 per month as of December 31, 2008. Since Mr. Lawrence’s and Mr. Valerius’ benefits in both plans were frozen as of December 31, 1999, the changes in present value are due only to changes in assumptions and the passage of time.

(4)	Amounts for 2008 and 2007 include an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Pyne, Mr. Nolen, Mr. Valerius and Mr. Strahan, and an automobile allowance, group life insurance and club memberships for Mr. Lawrence. Amounts for 2006 include an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Pyne and Mr. Nolen, and an automobile allowance, group life insurance and club memberships for Mr. Lawrence, Mr. Valerius and Mr. Strahan. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred Compensation Plan for Key Employees for 2008, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2007, the Company’s contributions under the Profit Sharing Plan were as follows: $16,107 to Mr. Pyne, $21,107 to Mr. Nolen, $22,450 to Mr. Lawrence, $16,107 to Mr. Valerius and $17,877 to Mr. Strahan. Also, cash distributions were made in 2008 for excess benefit contributions in 2007 under the Profit Sharing Plan as follows: $16,608 to Mr. Pyne, $11,608 to Mr. Nolen, $10,265 to Mr. Lawrence, $16,608 to Mr. Valerius and $22,512 to Mr. Strahan. For 2007, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $68,511 to Mr. Pyne, $11,348 to Mr. Nolen, $43,306 to Mr. Lawrence, $21,522 to Mr. Valerius and $2,975 to Mr. Strahan.

Grants of Plan Based Awards During 2008

					All Other	All Other
					Stock	Option	Exercise	Grant Date
					Awards:	Awards:	or Base	Fair Value
		Estimated Future Payouts			Number of	Number of	Price of	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Option	and
	Grant	Plan Awards(1)			Stock or	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/sh)	Awards(4)

Joseph H. Pyne	02/08/08	$240,000	$1,200,000	$2,400,000
	02/08/08				25,000			$1,222,380
	02/08/08					47,022	$48.00	580,722
Norman W. Nolen	02/08/08	52,800	264,000	528,000
	02/08/08				5,500			268,920
	02/08/08					10,345	48.00	127,761
C. Berdon Lawrence	02/08/08				10,832			529,620
	02/08/08					40,364	48.00	498,495
Dorman L. Strahan	02/08/08	24,400	122,000	244,000
	02/08/08				2,542			124,320
	02/08/08					4,781	48.00	59,045
Steven P. Valerius	02/08/08	59,120	295,600	591,200
	02/08/08				6,158			301,080
	02/08/08					11,583	48.00	143,050

(1)	Amounts shown represent long-term performance awards made to four of the five named executive officers in 2008 for the 2008-2010 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2008. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company (in the case of Mr. Pyne and Mr. Nolen) or by the Company and its business groups (in the case of Mr. Valerius and Mr. Strahan) on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2008, the first year of the performance period, the Company and its business groups achieved approximately 108-115% of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)	Represents the number of shares awarded in 2008 for restricted stock awards under the Company’s 2005 Stock and Incentive Plan. The restricted stock awards vest 20% on January 24th of each year following the original award date.

(3)	Represents the number of stock options awarded in 2008 under the Company’s 2005 Stock and Incentive Plan. These options become one-third exercisable after one year, two-thirds exercisable after two years, and are fully exercisable after three years from the date of grant. The exercise price for the options may be paid with shares of common stock owned for at least six months. No stock appreciation rights were granted with the stock options.

(4)	The grant date fair values are calculated based on the provisions of SFAS 123R. Restricted shares are valued at the average of the high and low prices of the Company’s common stock on the date of grant, resulting in a fair value of $48.895 per share on February 8, 2008. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in a value of $12.35 per share on February 8, 2008.

Outstanding Equity Awards at December 31, 2008

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Joseph H. Pyne	—	24,536	$27.60	02/15/11	101,988	$2,790,392
	—	39,258	$35.66	01/26/12
	—	47,022	$48.00	02/08/13
Norman W. Nolen	5,534	—	$22.05	03/02/10	23,134	$632,946
	5,534	5,534	$27.60	02/15/11
	4,426	8,854	$35.66	01/26/12
	—	10,345	$48.00	02/08/13
C. Berdon Lawrence	—	20,000	$27.60	02/15/11	40,352	$1,104,031
	16,000	32,000	$35.66	01/26/12
	—	40,364	$48.00	02/08/13
Dorman L. Strahan	4,200	—	$22.05	03/02/10	8,492	$232,341
	2,800	1,400	$27.60	02/15/11
	1,333	2,667	$36.94	02/15/12
	—	4,781	$48.00	02/08/13
Steven P. Valerius	12,666	6,334	$27.60	02/15/11	25,760	$704,794
	5,066	10,134	$35.66	01/26/12
	—	11,583	$48.00	02/08/13

(1)	The unexercisable options held by the named executive officers are exercisable or become exercisable, as follows:

	Vesting Dates
Name	01/26/09	02/08/09	02/15/09	01/26/10	02/08/10	02/15/10	02/08/11	Total

Joseph H. Pyne	15,674	24,536	19,629	19,629	15,674	—	15,674	110,816
Norman W. Nolen	4,427	3,448	5,534	4,427	3,448	—	3,449	24,733
C. Berdon Lawrence	16,000	13,454	20,000	16,000	13,455	—	13,455	92,364
Dorman L. Strahan	—	1,593	2,733	—	1,594	1,334	1,594	8,848
Steven P. Valerius	5,067	3,861	6,334	5,067	3,861	—	3,861	28,051

(2)	The vesting dates of the restricted stock awards for the named executive officers are as follows:

	Vesting	Award Dates
Name	Dates	01/26/04	03/02/05	02/15/06	1/22/07	02/15/07	02/08/08	Total

Joseph H. Pyne	01/26/09	10,000			6,579		5,000	21,579
	02/17/09			8,224				8,224
	03/02/09		8,000					8,000
	01/24/10				6,579		5,000	11,579
	02/15/10			8,224				8,224
	03/02/10		8,000					8,000
	01/24/11				6,579		5,000	11,579
	02/15/11			8,224				8,224
	01/24/12				6,579		5,000	11,579
	01/24/13						5,000	5,000

								101,988

Norman W. Nolen	01/26/09	2,474			1,440		1,100	5,014
	02/17/09			1,800				1,800
	03/02/09		2,000					2,000
	01/24/10				1,440		1,100	2,540
	02/15/10			1,800				1,800
	03/02/10		2,000					2,000
	01/24/11				1,440		1,100	2,540
	02/15/11			1,800				1,800
	01/24/12				1,440		1,100	2,540
	01/24/13						1,100	1,100

								23,134

C. Berdon Lawrence	01/26/09				2,880		2,166	5,046
	02/17/09			3,600				3,600
	03/02/09		3,600					3,600
	01/24/10				2,880		2,166	5,046
	02/15/10			3,600				3,600
	03/02/10		3,600					3,600
	01/24/11				2,880		2,166	5,046
	02/15/11			3,600				3,600
	01/24/12				2,880		2,167	5,047
	01/24/13						2,167	2,167

								40,352

Dorman L. Strahan	01/26/09	710				720	508	1,938
	02/17/09			440				440
	03/02/09		520					520
	01/24/10					720	508	1,228
	02/15/10			440				440
	03/02/10		520					520
	01/24/11					720	508	1,228
	02/15/11			440				440
	01/24/12					720	509	1,229
	01/24/13						509	509

								8,492

	Vesting	Award Dates
Name	Dates	01/26/04	03/02/05	02/15/06	1/22/07	02/15/07	02/08/08	Total

Steven P. Valerius	01/26/09	2,642			1,600		1,231	5,473
	02/17/09			2,000				2,000
	03/02/09		2,280					2,280
	01/24/10				1,600		1,231	2,831
	02/15/10			2,000				2,000
	03/02/10		2,280					2,280
	01/24/11				1,600		1,232	2,832
	02/15/11			2,000				2,000
	01/24/12				1,600		1,232	2,832
	01/24/13						1,232	1,232

								25,760

(3)	The market value of the shares of restricted stock that had not vested as of December 31, 2008 is calculated using the closing price of the Company’s common stock on December 31, 2008, which was $27.36 per share.

Option Exercises and Stock Vested During 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting(2)

Joseph H. Pyne	187,364	$6,144,690	40,548	$1,797,007
Norman W. Nolen	—	—	10,190	449,894
C. Berdon Lawrence	210,000	3,234,848	10,080	461,880
Dorman L. Strahan	4,764	184,450	3,100	135,901
Steven P. Valerius	36,758	1,237,077	11,166	493,454

(1)	Based on the average of the high and low prices of the Company’s common stock on the date of exercise.

(2)	Based on the average of the high and low prices of the Company’s common stock on the date of vesting.

Pension Benefits

		Years of	Present Value of
		Credited	Accumulated
Name	Plan Name	Service	Benefit

Joseph H. Pyne	Kirby Inland Marine LP —	—	$447,575
	Deferred Compensation Plan(1)
C. Berdon Lawrence	Kirby Pension Plan(2)	29	957,855
Steven P. Valerius	Kirby Pension Plan(2)	21	132,070
	Supplemental Executive	21	235,197
	Retirement Plan(3)

(1)	Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne has enough years of service to qualify for the maximum payment of $4,175 per month under the agreement. The agreement provides for benefits to Mr. Pyne of $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of not less than 60 nor more than 120 months, depending on the circumstances. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for a “wrongful action” (as defined in the agreement).

(2)	The Company sponsors a defined benefit plan, the Kirby Pension Plan, for vessel personnel and shore based tankermen employed by certain subsidiaries of the Company. Shoreside personnel employed by Hollywood prior to its merger with a subsidiary of the Company in 1999, including Mr. Lawrence and Mr. Valerius, also are participants in the Kirby Pension Plan, but ceased to accrue additional benefits effective December 31, 1999.

The Company contributes such amounts as are necessary on an actuarial basis to provide the Kirby Pension Plan with assets sufficient to meet the benefits paid to participants.

(3)	The Company also has an unfunded SERP that was assumed in the Hollywood acquisition in which Mr. Valerius is a participant. That plan ceased to accrue additional benefits effective December 31, 1999.

Nonqualified Deferred Compensation

	Registrant
	Contributions in	Aggregate	Aggregate
	Last Fiscal	Earnings (Loss) in	Balance at
Name	Year(1)	Last Fiscal Year(2)	Last Fiscal Year End

Joseph H. Pyne	$—	$(253,104)	$1,070,827
Norman W. Nolen	—	(33,499)	73,557
C. Berdon Lawrence	—	(120,816)	265,748
Dorman L. Strahan	—	(791)	2,269
Steven P. Valerius	—	(40,652)	355,676

(1)	The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level ($230,000 for 2008). Contributions for 2008, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2007, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $68,511 to Mr. Pyne, $11,348 to Mr. Nolen, $43,306 to Mr. Lawrence, $21,522 to Mr. Valerius and $2,975 to Mr. Strahan.

(2)	Earnings on deferred compensation under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan.

Equity Compensation Plan Information as of December 31, 2008

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of		Under Equity
	Securities to be		Compensation Plans
	Issued Upon	Weighted-Avereage	(Excluding Securities
	Exercise of	Exercise Price of	Reflected in First
Plan Category	Outstanding Options	Outstanding Options	Column)

Equity compensation plans approved by stockholders	526,181	$34.71	2,146,723
Equity compensation plans not approved by stockholders(1)	297,572	$31.78	442,707

Total	823,753	$33.65	2,589,430

(1)	The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Option Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.”

Potential Payments Upon Change in Control

If a change in control were to have occurred on December 31, 2008, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five years. Restricted stock awards granted to the named executive officers would have immediately vested. The restricted stock awards vest in equal increments over five years. Performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control. The outstanding options would have become immediately exercisable and the restricted stock award and performance awards would have become immediately vested regardless of whether the named executive officer was terminated or voluntarily terminated employment following the change of control. The value of the stock options and restricted stock awards is based on the Company’s closing market price of $27.36 per share on December 31, 2008, the last trading day before year-end.

Joseph H. Pyne

Mr. Pyne’s options to purchase an aggregate of 110,816 shares of Company common stock would have become fully exercisable on December 31, 2008, if a change in control had occurred on that date. However, all the option awards have exercise prices higher than the year end stock price of $27.36 resulting in no value.

Mr. Pyne had 101,988 shares of Company restricted stock awards that were not vested as of December 31, 2008. If a change of control had occurred on that date, the 101,988 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s restricted stock awards would have been $2,790,392 ($27.36 per share value on December 31, 2008, multiplied by 101,988 restricted shares).

On December 31, 2008, Mr. Pyne would have become entitled to payments under previously granted performance awards totaling $1,420,397 if a change in control had occurred on that date.

Norman W. Nolen

Mr. Nolen’s options to purchase an aggregate of 40,227 shares of Company common stock would have become fully exercisable on December 31, 2008, if a change in control had occurred on that date. Under the terms of Mr. Nolen’s stock options, he would have to pay $121,997 to purchase 5,534 of these shares. Accordingly, the maximum value of the accelerated vesting of the 5,534 options would have been $29,413 ($27.36 per share value on December 31, 2008, multiplied by 5,534 shares minus $121,997, the aggregate exercise price of the options). All the other option awards have exercise prices higher than the year end stock price of $27.36 resulting in no value.

Mr. Nolen had 23,134 shares of Company restricted stock awards that were not vested as of December 31, 2008. If a change of control had occurred on that date, the 23,134 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Nolen’s restricted stock awards would have been $632,946 ($27.36 per share value on December 31, 2008, multiplied by 23,134 restricted shares).

On December 31, 2008, Mr. Nolen would have become entitled to payments under previously granted performance awards totaling $311,403 if a change in control had occurred on that date.

C.	Berdon Lawrence

Mr. Lawrence’s options to purchase an aggregate of 108,364 shares of Company common stock would have become fully exercisable on December 31, 2008, if a change in control had occurred on that date. However, all the option awards have exercise prices higher than the year end stock price of $27.36 resulting in no value.

Mr. Lawrence had 40,352 shares of Company restricted stock awards that were not vested as of December 31, 2008. If a change of control had occurred on that date, the 40,352 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Lawrence’s restricted stock awards would have been $1,104,031 ($27.36 per share value on December 31, 2008, multiplied by 40,352 restricted shares).

Dorman L. Strahan

Mr. Strahan’s options to purchase an aggregate of 17,181 shares of Company common stock would have become fully exercisable on December 31, 2008, if a change in control had occurred on that date. Under the terms of Mr. Strahan’s stock options, he would have to pay $92,589 to purchase 4,200 of these shares. Accordingly, the maximum value of the accelerated vesting of the 4,200 options would have been $22,323 ($27.36 per share value on

December 31, 2008, multiplied by 4,200 shares minus $92,589, the aggregate exercise price of the options). All the other option awards have exercise prices higher than the year end stock price of $27.36 resulting in no value.

Mr. Strahan had 8,492 shares of Company restricted stock awards that were not vested as of December 31, 2008. If a change of control had occurred on that date, the 8,492 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Strahan’s restricted stock awards would have been $232,341 ($27.36 per share value on December 31, 2008, multiplied by 8,492 restricted shares).

On December 31, 2008, Mr. Strahan would have become entitled to payments under previously granted performance awards totaling $148,202 if a change in control had occurred on that date.

Steven P. Valerius

Mr. Valerius’ options to purchase an aggregate of 45,783 shares of Company common stock would have become fully exercisable on December 31, 2008, if a change in control had occurred on that date. However, all the option awards have exercise prices higher than the year end stock price of $27.36 resulting in no value.

Mr. Valerius had 25,760 shares of Company restricted stock awards that were not vested as of December 31, 2008. If a change of control had occurred on that date, the 25,760 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Valerius’ restricted stock awards would have been $704,794 ($27.36 per share value on December 31, 2008, multiplied by 25,760 restricted shares).

On December 31, 2008, Mr. Valerius would have become entitled to payments under previously granted performance awards totaling $363,988 if a change in control had occurred on that date.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of four directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2008 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Bob G. Gower, Chairman
C. Sean Day
David L. Lemmon
George A. Peterkin, Jr.

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. KPMG served as the Company’s independent accounting firm for 2008. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2009.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2009 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2009 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2008	2007

Audit Fees	$900,000	$898,500
Audit-Related Fees	108,936	85,500
Tax Fees	25,000	30,500

TOTAL	$1,033,936	$1,014,500

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings.

Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. Services performed by KPMG in this category consisted of the audit of the Company’s benefit plans.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2008 included the review of the Company’s 2007 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

OTHER BUSINESS (ITEM 3)

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 5, 2009 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2010 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas G. Adler
Secretary

March 5, 2009
Houston, Texas

(BAR CODE) (LOGO) (BAR CODE)C123456789 000004 000000000.000000 ext 000000000.000000 ext (BAR CODE)MR A SAMPLE 000000000.000000 ext 000000000.000000 ext DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 (BAR CODE) Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 6 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 6 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1.Election of Directors: For Against Abstain For AgainstAbstain ForAgainst Abstain + 01 — Bob G. Gower 02 — Monte J. Miller 03 — Joseph H. Pyne For Against Abstain ForAgainstAbstain To ratify the selection of KPMG LLP as Kirby Corporation’s independent In their discretion, the Proxies are authorized to vote upon such 2.registered public accounting firm for 2009. 3. other business as may properly come before the meeting. BNon-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below.Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND 4 3 A M 0 1 6 9 3 0 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND (BAR CODE)1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND+ <STOCK#> 00UPXB

6 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 6 (LOGO) Proxy — Kirby Corporation 55 Waugh Drive, Suite 1000 P.O. Box 1745 Houston, Texas 77251-1745 This Proxy is solicited on behalf of the Board of Directors of Kirby Corporation. The undersigned hereby appoints Joseph H. Pyne, Norman W. Nolen, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by the undersigned as of the close of business on March 2, 2009, at the Annual Meeting of Stockholders to be held on April 28, 2009, at 55 Waugh Drive, 8th Floor, Houston, Texas 77007 at 10:00 A.M. (CDT) and any adjournment(s) thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN ITEM 1. SHOULD ANY OF THEM BECOME UNAVAILABLE FOR NOMINATION OR ELECTION OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be signed on reverse side)